CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 22, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of Virtus Equity Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm” and “Reports to Shareholders” in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 22, 2009